Exhibit 99.3

Please note that the notes contained herein should be read in conjunction with and correspond to the specific slides in Exhibit 99.2, the ASH Presentation.

NOTE PAGES

Prepared for the 2010 Annual Meeting of the American Society of Hematology. For the oral presentation titled “The Btk Inhibitor, PCI-32765, Induces Durable Responses with Minimal Toxicity in Patients with Relapsed/Refractory B-Cell Malignancies: Results from a Phase I study” presented by Nathan Fowler, MD.
December 7, 2010

Slide 1: Introduction

Slide 2: Investigator Disclosures

Slide 3: Btk is a Tec family kinase that is required for B-cell activation mediated by BCR signaling.  The essential role of Btk in normal B-cell development is evidenced by the clinical syndrome X-linked agammaglobulinemia, in which BCR signaling is abrogated by mutations in Btk. Signaling from the BCR is also believed to be required for the maintenance of cell division and survival in B cell malignancies, presumably via downstream phosphorylation of  PLC-gamma by Btk, ultimately leading to the activation of the anti-apoptotic transcription factor NF-kB and the kinase ERK. Additionally, Btk may also play a role in the pathogenesis of B-cell malignancies by regulating integrin-mediated migration and adhesion, through regulation of malignant cell response to lymph node-derived chemotactic factors, such as CXCL12 and CXCL 13.

Slide 4: PCI-32765 is a small-molecule that irreversibly binds Btk, through covalent binding to the cysteine-481 residue. As previously reported at ASCO 2010, once-daily oral administration, at doses equivalent to or greater than 2.5 mg/kg, results in sustained full occupancy of Btk in peripheral blood mononuclear cells, and predictably achieves serum levels associated with inhibition of B-cell activation in vitro.

Slide 5: Study PCYC-04753 is a multi-cohort, dose-escalation Phase I study, in which two schedules of daily oral PCI-32765 were evaluated, a 28-day-on/ 7-day-off schedule, and a continuous dosing schedule. Dose escalation was designed to continue until MTD or, in the absence of a MTD, to three dose levels above the level in which continuous Btk occupancy, as measured by a fluorescent probe assay in peripheral blood mononuclear cells, was achieved. In this trial, patients were also evaluated for tumor response every two cycles by the principal investigators.

Slide 6: The key inclusion and exclusion criteria are noted in this slide. Patients with relapsed or refractory B-cell malignancies following 1 to 4 prior therapies were eligible. There was no limit on prior therapies in patients with chronic lymphocytic leukemia. Patients must have had good performance status, measurable disease, and adequate bone marrow, hepatic, and renal function.

Slide 7: The objectives of the trial are listed here. As the preliminary findings of this trial have been previously reported, with a detailed description of pharmacokinetic and pharmacodynamic data, this presentation will largely focus on updated safety and efficacy data.

Slide 8: A total of 56 patients were enrolled between March 2009 and September 2010. The median age was 65 years, with a roughly 2 to 1 male to female ratio. The median number of prior therapies was 3, and the histologies represented, in order of frequency, were follicular lymphoma, chronic lymphocytic leukemia or small lymphocytic lymphoma, mantle cell lymphoma, and diffuse large B-cell lymphoma, Malt/marginal lymphoma, and Waldenstrom’s.

Slide 9: In this slide we note the current disposition of the 56 patients enrolled to this trial. The majority of patients (47) were enrolled more than 6 months ago. In July 2010, the study was amended to include a second continuous dosing cohort; the 9 patients enrolled to this cohort have a significantly shorter follow-up time and are considered separately on the left-hand side of this slide. Of the 47 patients with longer follow-up, 19 remain free-from-progression and on study treatment. Of those patients who discontinued study treatment, 18 did so for progressive disease, 6 did so for either a protocol-defined dose-limiting toxicity or adverse event, and an additional 4 patients either withdrew consent or discontinued on the basis of investigator discretion.

Of the 9 patients with shorter follow-up, 8 remain on study, and 1 patient discontinued due to progressive disease.

Slide 10: Depicted in this slide are all events occurring in at least 10% of patients on study. Of note, all of the more frequently reported events are non-hematologic events. The severity is represented in the different colors of the bars, with grade 3 events represented in yellow. Overall, grade 3 events were very uncommon; the vast majority of events have been of mild severity. Grade 1-2 diarrhea and fatigue were the most frequently reported events.

Slide 11: As noted in the previous slide, significant myelotoxicity was uncommon; there were only 4 reports of grade 3 or greater neutropenia and 2 reports of grade 3 or greater thrombocytopenia. Additionally, there were no reports of renal insufficiency or transaminase elevation of any grade.

Slide 12: Moving to efficacy, this slide reflects best response to date across various histologies, according to standard response criteria. Evaluable patients had at least 1 on-study tumor assessment.   SD=23%; PD=21%

Of note, amongst patients with CLL or SLL, the response rate is 69%. In follicular lymphoma, the response rate is 31%. In 9 patients with mantle cell lymphoma, there have been seven objective responses (78%), including 3 patients who achieved a complete response, and in diffuse large B-cell lymphoma, two of seven (29%) patients achieved a partial response.

Also of note, only 10 of the 56 patients receiving PCI-32765 had progressive disease on initial assessment.

Slide 13: Most patients had an impressive and rapid decrease in their nodal disease reflected here as the sum of the perpendicular diameters. Eleven patients were not included due to lack of tumor measurements (2 clinical PD, 1 WM pt had non-measurable disease at baseline, 3 WD, 1 SAE, 2 DLT, 2 TETE)

Slide 14: This slide describes the current status of the 56 patients enrolled with respect to time on study treatment. Overall, 27 of the 56 patients remain on study treatment. Of the patients achieving an objective response, only 7 have subsequently progressed. Particularly notable is the high proportion of continuing responses in CLL and MCL, ranging from 2 to nearly 18 months from study entry.

Slide 15: See slide 14

Slide 16: Conclusions

Slide 17: Transition to back up slides

Slide 18: Maximum change in tumor burden by dose

Slide 19: Best response according to histology

Slide 20: Progression-free survival by histology

NOTE:

This presentation may contain forward-looking statements made in reliance upon the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding our expectations and beliefs regarding our future results or performance. Because these statements apply to future events, they are subject to risks and uncertainties. When used in this announcement, the words "anticipate", "believe", "estimate", "expect", "expectation", "should", "would", "project", "plan", "predict", "intend" and similar expressions are intended to identify such forward-looking statements. Our actual results could differ materially from those projected in the forward-looking statements. Additionally, you should not consider past results to be an indication of our future performance. For a discussion of the risk factors and other factors that may affect our results, please see the Risk Factors section of our filings with the Securities and Exchange Commission, including our annual report on Form 10-K and quarterly reports on Form 10-Q. We do not intend to update any of the forward-looking statements after the date of this presentation to conform these statements to actual results, to changes in management's expectations or otherwise, except as may be required by law.